                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14A OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )
Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14A-6(E)(2))

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              C-TEC CORPORATION
    ------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              C-TEC CORPORATION
    ------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22 (a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                    [LOGO OF CTEC CORPORATION APPEARS HERE]

       105 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540 . (609) 734-3700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                NOVEMBER 7, 1996

  The Annual Meeting of Shareholders of C-TEC Corporation ("C-TEC" or the "Company") will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey on November 7, 1996, at 11:00 A.M., local time. The meeting will be held for the following purposes:

    1. To elect four (4) Directors to Class III to serve for a term of three
  (3) years;

    2. To consider and act upon a proposal to approve the Company's Executive Stock Purchase Plan;

    3. To consider and act upon a proposal to approve the Company's 1996 Equity Incentive Plan;

    4. To consider and act upon a proposal to approve the Company's 1996 Bonus Plan;

    5. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1996; and

    6. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record at the close of business on September 23, 1996, will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

  In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.


                                             /s/ Raymond B. Ostroski

                                             Raymond B. Ostroski, Executive
                                              Vice President, General Counsel
                                              and Corporate Secretary

Dated: October 11, 1996

                               C-TEC CORPORATION

                            ----------------------

                                PROXY STATEMENT

                            ----------------------

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 7, 1996

  This Proxy Statement is being mailed to shareholders on or about October 11, 1996, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on November 7, 1996, at 11:00 A.M., local time, at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, and at any adjournment or postponement thereof.

  At the Annual Meeting, shareholders of C-TEC eligible to vote will consider and vote upon proposals (i) to elect four (4) Class III Directors to serve for a term of three (3) years; (ii) to approve the Company's Executive Stock Purchase Plan; (iii) to approve the Company's 1996 Equity Incentive Plan; (iv) to approve the Company's 1996 Bonus Plan; (v) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1996; and (vi) to transact such other business as may properly come before the meeting.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

  No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by C-TEC.

                               ----------------

             The date of this Proxy Statement is October 11, 1996

                              THE ANNUAL MEETING

TIME, DATE AND PLACE

  The Annual Meeting will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, on November 7, 1996, at 11:00 a.m., local time.

PURPOSE OF THE ANNUAL MEETING

  Shareholders of C-TEC will consider and vote upon proposals (i) to elect four (4) Class III Directors to serve for a term of three (3) years; (ii) to approve the Company's Executive Stock Purchase Plan; (iii) to approve the Company's 1996 Equity Incentive Plan; (iv) to approve the Company's 1996 Bonus Plan; (v) to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of C-TEC for the fiscal year ending December 31, 1996; and (vi) to transact such other business as may properly come before the meeting.

RECORD DATE, QUORUM, REQUIRED VOTE

  The close of business on September 23, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On September 23, 1996, there were outstanding 19,582,512 shares of C-TEC Common Stock, par value $1.00 per share ("C-TEC Common Stock"), and 7,890,655 shares of C-TEC Class B Common Stock, par value $1.00 per share ("C-TEC Class B Stock"). The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share for C-TEC Common Stock and fifteen votes per share for C-TEC Class B Stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of Directors.

  In accordance with Pennsylvania law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast, and thus will not be the equivalent of votes against the election of a nominee. The approval of Proposals 2, 3, 4 and 5 (regarding approval of the Company's Executive Stock Purchase Plan, approval of the Company's 1996 Equity Incentive Plan, approval of the Company's 1996 Bonus Plan and ratification of the independent auditors) each requires the affirmative vote of a majority of the votes cast by the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class. Abstentions and broker non-votes, because they are not treated as votes cast, will not be the equivalent of votes against Proposals 2, 3, 4 and 5.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three (3) classes and is currently comprised of twelve (12) members. One class is elected each year for a three-year term. Class III Directors whose term will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: James Q. Crowe, Stuart E. Graham, Richard R. Jaros and Michael J. Mahoney. These four (4) nominees, if elected at the 1996 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 1999.

  It is not anticipated that any of these nominees will become unavailable for any reason, but, if that should occur before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in his place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

  The Board of Directors recommends that the shareholders vote FOR the election of these four (4) nominees as Class III Directors to serve for a term of three (3) years.

                             DIRECTOR INFORMATION

  Information as of June 30, 1996, concerning the principal occupation and beneficial ownership of C-TEC Common Stock and C-TEC Class B Stock for the nominees for election as Class III Directors and for the other current Directors is set forth below.

                                                                       DIRECTOR
      NAME OF DIRECTOR      AGE                                         SINCE
      ----------------      ---                                        --------
 James Q. Crowe............  47 Chairman of the Board, Chief Execu-      1993
                                 tive Officer and Director, MFS Com-
                                 munications Company, Inc.
                                 ("MFSCC"); and Director, Kiewit Di-
                                 versified Group, Inc. ("KDG"), Pe-
                                 ter Kiewit Sons', Inc. ("PKS") and
                                 CalEnergy Company, Inc. ("CECI").
                                 Mr. Crowe does not own any Company
                                 securities.
 Stuart E. Graham..........  50 Chairman, President and Chief Execu-     1990
                                 tive Officer, Skanska Engineering
                                 and Construction, Inc.; and Presi-
                                 dent and Chief Executive Officer of
                                 Slattery Associates, Inc. Mr. Gra-
                                 ham owns 4,650 shares of C-TEC
                                 Class B Stock.
 Frank M. Henry............  63 President, Frank Martz Coach Compa-      1980
                                 ny; President, Gold Line, Inc.; Di-
                                 rector, First Fidelity Bancorpora-
                                 tion and First Fidelity Bank, N.A.
                                 Mr. Henry owns 41,040 shares of C-
                                 TEC Common Stock and 23,097 shares
                                 of C-TEC Class B Stock.
 Richard R. Jaros..........  44 President, Kiewit Diversified Group,     1993
                                 Inc., Executive Vice President,
                                 Chief Financial Officer and Direc-
                                 tor, PKS; Director, MFSCC and CECI.
                                 Mr. Jaros does not own any Company
                                 securities.
 Robert E. Julian..........  57 Retired, Executive Vice President        1993
                                 and Chief Financial Officer, PKS;
                                 Director, PKS; and Director, MFSCC.
                                 Mr. Julian does not own any Company
                                 securities.
 Daniel E. Knowles.........  66 Personnel Consultant; retired Vice       1995
                                 President of Personnel and Adminis-
                                 tration, Grumman Corporation. Mr.
                                 Knowles owns 500 shares of C-TEC
                                 Common Stock.

                                                                       DIRECTOR
      NAME OF DIRECTOR      AGE                                         SINCE
      ----------------      ---                                        --------
 Michael J. Mahoney........  46 President and Chief Operating Offi-      1995
                                 cer of the Company (since February
                                 1994); President, Chief Operating
                                 Officer and Director of Mercom,
                                 Inc. Mr. Mahoney owns 15,161 shares
                                 of C-TEC Common Stock.
 David C. McCourt..........  39 Chairman and Chief Executive Officer     1993
                                 of the Company (since October
                                 1993); President, Chief Executive
                                 Officer and Director, RCN Corpora-
                                 tion ("RCN"); Chairman, Chief Exec-
                                 utive Officer and Director of
                                 Mercom Inc.; President and Direc-
                                 tor, Metropolitan Fiber
                                 Systems/McCourt, Inc.; and Direc-
                                 tor, MFSCC, MFS Telecom, Inc. and
                                 Cable Satellite Public Affairs Net-
                                 work ("C-SPAN"). Mr. McCourt owns
                                 6,000 shares of C-TEC Class B Stock
                                 and 30,214 shares of C-TEC Common
                                 Stock and disclaims beneficial own-
                                 ership of 10 shares of C-TEC Common
                                 Stock owned by his children and for
                                 which his spouse is custodian.
 David C. Mitchell.........  55 Retired Corporate Executive Vice         1993
                                 President, President of the Tele-
                                 phone Group and Director, Rochester
                                 Telephone Corporation; and Regional
                                 Director, Marine Midland Bank. Mr.
                                 Mitchell owns 2,300 shares of C-TEC
                                 Common Stock.
 Eugene Roth...............  61 Partner, Rosenn, Jenkins and             1989
                                 Greenwald (Attorneys); and Direc-
                                 tor, Pennsylvania Regional Board of
                                 First Fidelity Bank, N.A. Mr. Roth
                                 has sole voting and investment
                                 power with respect to 357 shares of
                                 C-TEC Common Stock and 396 shares
                                 of C-TEC Class B Stock and shares
                                 voting and investment power with
                                 respect to 5,600 shares of C-TEC
                                 Class B Stock.
 Walter Scott, Jr..........  64 Chairman, President and Director,        1993
                                 PKS; Director, MFSCC, CECI,
                                 Berkshire Hathaway Inc., Burlington
                                 Resources, Inc., ConAgra, Inc.,
                                 FirsTier Financial, Inc., and Val-
                                 mont Industries, Inc. Mr. Scott
                                 does not own any Company securi-
                                 ties.
 Michael B. Yanney(1)......  62 Chairman and Chief Executive Officer     1996
                                 of the America First Companies; Di-
                                 rector, Burlington Northern Santa
                                 Fe Corporation, Lozier Corporation,
                                 Forest Oil Corporation, Freedom
                                 Communications, Inc., MFSCC, Mid-
                                 America Apartment Communities, Inc.
                                 and PKS Information Services, Inc.
                                 Mr. Yanney does not own any Company
                                 securities and disclaims beneficial
                                 ownership with respect to 833
                                 shares of C-TEC Common Stock owned
                                 by his spouse.

--------
(1) Mr. Yanney was appointed to the Board to replace Thomas C. Stortz who resigned on August 8, 1996.

  The Board of Directors is divided into three (3) classes. David C. McCourt, David C. Mitchell, Daniel E. Knowles and Walter Scott, Jr. are members of Class I with terms expiring in 1997. Robert E. Julian, Frank M. Henry, Eugene Roth and Michael B. Yanney are members of Class II with terms expiring in 1998. James Q. Crowe, Stuart E. Graham, Richard R. Jaros and Michael J. Mahoney are members of Class III whose term will expire at the Annual Meeting.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  No named executive officer (as such term is defined herein), nominee or Director beneficially owned, as of June 30, 1996, more than one percent of either the outstanding C-TEC Common Stock or C-TEC Class B Stock. The named executive officers who beneficially owned securities of the Company as of such date are David C. McCourt (30,214 shares of C-TEC Common Stock of which he shares voting and investment power with his spouse; Mr. McCourt disclaims beneficial ownership of 10 shares of C-TEC Common Stock for which his spouse is custodian for his minor children. In addition Mr. McCourt owns 6,000 shares of C-TEC Class B Stock, Michael J. Mahoney (15,161 shares of C-TEC Common Stock), Raymond B. Ostroski (6,822 shares of C-TEC Common Stock and 1,000 shares of C-TEC Class B Stock), Mark Haverkate (19,775 shares of C-TEC Common Stock and 796 shares of C-TEC Class B Stock) and Bruce C. Godfrey (13,267 shares of C-TEC Common Stock). Nominees, Directors and executive officers as a group (the "Group") beneficially owned 130,229 shares of C-TEC Common Stock and 41,539 shares of C-TEC Class B Stock, representing less than one percent of each class of stock. Assuming the conversion of C-TEC Class B Stock held by the Group into C-TEC Common Stock, the Group would have owned 171,768 shares of C-TEC Common Stock representing two percent of such class. The above information includes C-TEC's matching restricted stock awards.

  The information set forth above and in "Director Information" does not give effect to the ownership of Company securities by RCN. Certain executive officers and directors of the Company are directly or indirectly affiliated with RCN. For information with respect to the beneficial ownership of securities by RCN, see "Security Ownership of Certain Beneficial Owners."

  C-TEC Corporation has adopted the Executive Stock Purchase Plan (as used in this paragraph, the "Plan") to provide a means by which key employees may elect to defer receipt of up to 20% of their total annual cash compensation under the terms of the Plan. Under the Plan, deferred compensation is credited to participants' accounts as C-TEC Common Stock share units and the Company issues a restricted stock award matching the share units credited on a share-for-share basis. The units and the C-TEC Common Stock obtained through the Plan are currently cash only rights unless and until the Plan is approved by shareholders and as of the date hereof, all restricted stock awards are represented by share units. As of June 30, 1996, Messrs. McCourt, Mahoney, Godfrey, Ostroski and Haverkate owned 13,073, 3,743, 4,034, 2,437 and 2,840 units, respectively.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information with respect to the beneficial ownership of shares of C-TEC Common Stock and C-TEC Class B Stock by any person or group known to the Company to be a beneficial owner of more than five percent of either class of shares. The "Total" columns are unlikely to represent the sum of the related columns because most forms of ownership require that the same shares be disclosed in two of the columns.

  Because the shares of C-TEC Class B Stock are convertible at the option of the holder into shares of C-TEC Common Stock on a one-for-one basis at any time and from time to time, the "Assuming Conversion" columns in the C-TEC Common Stock table reflect the total shares of C-TEC Common Stock which would be beneficially owned upon conversion by each group, as well as the related percentage beneficially owned by such group assuming no other conversions. The "Percent of Class" columns represent ownership, not voting interest. Shares of C-TEC Common Stock have one vote per share and shares of C-TEC Class B Stock have 15 votes per share. In addition, shares of both classes can be voted cumulatively with respect to the election of directors.

                              C-TEC COMMON STOCK

                                                                                       ASSUMING
                                            WITHOUT CONVERSION                        CONVERSION
                         -------------------------------------------------------- ------------------
                                                                          PERCENT            PERCENT
                           SOLE       SOLE    SHARED   SHARED               OF                 OF
                          VOTING   INVESTMENT VOTING INVESTMENT            CLASS              CLASS
                           POWER     POWER    POWER    POWER      TOTAL   APPROX.   TOTAL    APPROX.
                         --------- ---------- ------ ---------- --------- ------- ---------- -------
RCN Corporation (1)..... 8,226,262 8,226,262     0        0     8,226,262  42.6%  13,320,485    69%
Mario J. Gabelli Group
 (2).................... 1,813,150 1,921,800     0        0     1,921,800   9.9%   2,718,813  14.1%

                              C-TEC CLASS B STOCK

RCN Corporation (1)..... 5,094,223 5,094,223     0        0     5,094,223  60.82%
Mario J. Gabelli Group
 (2)....................   797,013   797,013     0        0       797,013   9.80%

--------
1. PKS is the sole stockholder of KDG, which holds 90% of the stock of RCN. David C. McCourt owns the remaining 10% of the stock of RCN. The address for RCN, KDG and PKS is 1000 Kiewit Plaza, Omaha, Nebraska 68131.
2. Based on information obtained from Schedule 13Ds and amendments thereto for the C-TEC Common Stock and the C-TEC Class B Stock filed through June 30, 1996 with the Securities and Exchange Commission (the "SEC") by Mario J. Gabelli, together with GAMCO Investors, Inc., Gabelli Funds, Inc., Gabelli Performance Partnership, Gabelli International Limited, Gabelli International II Limited and Gabelli & Co., all of whose address is One Corporate Center, Rye, New York 10580-1434.

                           COMPENSATION INFORMATION

EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation, as well as certain other compensation, paid or accrued to the named executive officers.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION          LONG TERM COMPENSATION
                         ------------------------------ -----------------------------
                                                             AWARDS (4)       PAYOUTS
                                                  (1)   --------------------- -------
                                                 OTHER  RESTRICTED SECURITIES           (2) ALL
                                                 ANNUAL   STOCK    UNDERLYING  LTIP      OTHER
                                                  COMP    AWARDS    OPTIONS   PAYOUTS COMPENSATION
  NAME  AND  POSITION    YEAR SALARY($) BONUS($)  ($)      ($)        (#)       ($)       ($)
  -------------------    ---- --------- -------- ------ ---------- ---------- ------- ------------
David C. McCourt........ 1995  397,885  700,000    --    220,000    250,000        --    5,786
 Chairman of the Board   1994  375,000  500,000    --         --    250,000        --      387
 and C.E.O.              1993   64,904       --    --         --         --        --       28
Michael J. Mahoney...... 1995  222,462  100,000    --     65,000         --        --    5,786
 President and Chief     1994  190,719  125,000    --         --    100,000        --    5,585
 Operating Officer       1993  141,231   83,504    --         --         --   293,902    5,135
Bruce C. Godfrey........ 1995  183,731  150,000    --     67,000         --        --    4,984
 E.V.P. and Chief        1994  128,154   53,500    --         --     70,000        --      165
 Financial Officer       1993       --       --    --         --         --        --       --
Raymond B. Ostroski..... 1995  147,885   60,000    --     42,000     35,000        --    5,203
 E.V.P. General Counsel  1994  122,335   43,750    --         --     35,000        --    4,427
 and Corporate Secretary 1993   91,615   53,503    --         --         --   137,296    3,199
Mark Haverkate.......... 1995  137,952  100,000    --     35,168     35,000        --    4,894
 E.V.P.--Cable           1994  113,676   24,795    --         --     25,000        --    4,507
 Television Group        1993      (3)      (3)   (3)        (3)        (3)       (3)      (3)

--------
(1) The only type of other Annual Compensation for each of the named executive officers was in the form of perquisites and was less than the level required for reporting.
(2) Includes the following amounts for the last fiscal year: (i) David C. McCourt; $704--Company paid life insurance; $5,082--401(k) Company match;
    (ii) Michael J. Mahoney; $704--Company paid life insurance; $4,280--401(k) Company match; (iii) Bruce C. Godfrey; $704--Company paid life insurance; $5,082--401(k) Company match; (iv) Raymond B. Ostroski; $704--Company paid life insurance; $4,499--401(k) Company match; and (v) Mark Haverkate; $697--Company paid life insurance; $4,197--401(k) Company match. Does not include $16,747 paid to certain senior officers listed for relocation expenses incurred in moving said senior officers and their families to the Company's new executive offices in Princeton, New Jersey.
(3) The information is not required since the named executive was not an executive officer during 1993.
(4) Represents the market value on the date of grant of restricted stock awards. Additional information with respect to restricted stock awards is as follows as of December 31, 1995:

                                                                       AGGREGATE
                                                               SHARES    VALUE
                                                              -------- ---------
   David C. McCourt.......................................... 5,992.88  185,779
   Michael J. Mahoney........................................ 1,815.34   56,276
   Bruce C. Godfrey.......................................... 1,850.56   57,367
   Raymond B. Ostroski....................................... 1,169.30   36,248
   Mark Haverkate............................................   988.38   30,640

  Vesting of restricted shares is accelerated upon a change in control of the Company. Dividends, if any, are paid on restricted shares. All restricted shares awarded as of December 31, 1995 vest in December 1998.

AGGREGATE OPTION GRANTS IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following tables show information with respect to the executive officers identified below concerning the grants of options under the Company's 1994 Stock Option Plan.

                    C-TEC OPTION GRANTS IN FISCAL YEAR 1995

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                              PERCENTAGE OF TOTAL                            APPRECIATION
                         NUMBER OF SECURITIES   OPTIONS GRANTED                             FOR OPTION TERM
                              UNDERLYING          TO EMP. IN      EXERCISE OR EXPIRATION ---------------------
  NAME                    OPTIONS GRANTED(1)    FISCAL YR. 1995   BASE PRICE     DATE        5%        10%
  ----                   -------------------- ------------------- ----------- ---------- ---------- ----------
David C. McCourt........       250,000              39.78%          $21.13     01/20/05  $3,321,350 $8,416,952
Michael J. Mahoney......            --               0.00%              --           --          --         --
Bruce C. Godfrey........            --               0.00%              --           --          --         --
Raymond B. Ostroski.....        35,000               5.57%           22.75     05/15/05     500,757  1,269,017
Mark Haverkate..........        35,000               5.57%           23.56     09/14/05     518,642  1,314,339

--------
(1) Said options become exercisable (subject to acceleration upon a change in control) in cumulative annual increments of 20% from the original date of grant.

C-TEC AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND FY-END OPTION VALUES

                                                                       VALUE OF UNEXERCISED
                                             NUMBER OF SECURITIES          IN-THE-MONEY
                          SHARES            UNDERLYING UNEXERCISED           OPTIONS/
                         ACQUIRED  VALUE         OPTIONS/SAR'S               AT FY-END
                            ON    REALIZED         AT FY-END         EXERCISABLE/UNEXERCISABLE
  NAME                   EXERCISE   ($)    EXERCISABLE/UNEXERCISABLE            ($)
  ----                   -------- -------- ------------------------- -------------------------
David C. McCourt........     0        0         50,000/450,000           425,000/4,168,750
Michael J. Mahoney......     0        0          20,000/80,000             110,000/440,000
Bruce C. Godfrey........     0        0          14,000/56,000              77,000/308,000
Raymond B. Ostroski.....     0        0           7,000/63,000              38,500/442,750
Mark Haverkate..........     0        0           5,000/55,000              27,500/370,313

PENSION BENEFITS

  The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the compensation and years of service classifications indicated under the Company's pension plan.

                                           YEARS OF SERVICE
          AVERAGE         ----------------------------------------------------------------------
        COMPENSATION        15             20             25             30             35
        ------------      ------         ------         ------         ------         ------
         $100,000         17,955         23,940         29,925         35,910         41,895
          125,000         23,018         30,690         38,363         46,035         53,708
          150,000         28,080         37,440         46,800         56,160         65,520
          175,000         28,080         37,440         46,800         56,160         65,520
          200,000         28,080         37,440         46,800         56,160         65,520
          225,000         28,080         37,440         46,800         56,160         65,520
          250,000         28,080         37,440         46,800         56,160         65,520
          275,000         28,080         37,440         46,800         56,160         65,520
          300,000         28,080         37,440         46,800         56,160         65,520

  Pensions are computed on a straight life annuity basis and are not reduced for social security or other offset amounts. Participants receive a pension based upon average compensation multiplied by 1.1% for each of the number of years of service. Average compensation is computed on the basis of the average of the employee's highest five consecutive annual base salaries in the ten years immediately preceding retirement. The compensation covered by this plan is generally based upon the compensation disclosed as salary in the "Summary Compensation Table." The credited years of service for Messrs. McCourt, Mahoney, Godfrey, Ostroski and Haverkate are 2, 5, 2, 10 and 15, respectively.

                         COMPENSATION COMMITTEE REPORT

  The compensation programs for the Company's executive officers are administered by the Compensation Committee (as used under the caption Compensation Committee Report, the "Committee") of the Company's Board of Directors. The Committee makes recommendations and/or determinations with respect to executive compensation matters. All members of the Committee are outside Directors who are not currently eligible to participate in any of the compensation programs that the Committee oversees.

  The Committee submits the following report on compensation for the Company's executive officers for 1995.

 Compensation Philosophy

  The philosophy of the Company's compensation programs is to offer performance-based compensation to its executives, while rewarding those executives whose efforts enable the Company to achieve its business objectives and enhance shareholder value. The Company's compensation plan policies and philosophies are to:

    1. Establish and implement the concept of Total Direct Compensation ("TDC") with a base salary slightly below that of the Company's peer group, a short term bonus equivalent to that of the Company's peer group and a long-term bonus above that of the Company's peer group.

    2. Establish levels or bands which are market-based for the executive group and develop a TDC for each band. Position placement in the bands is based on performance, level of responsibility, scope and impact on decision making.

    3. Provide that as an executive's level of responsibility increases, a greater portion of his potential total compensation opportunity is based on performance incentives rather than on base salary benefits.

    4. Align the interests of executives with the interests of shareholders through ownership of Company stock.

  Base salary structure guidelines were approved by the Board and became effective February 1, 1994. The 1994 executive short-term incentive plan was adopted in April 1994. The plan established specific objectives and component weightings for each executive level band. The long-term incentive component of the TDC is the 1994 Stock Option Plan which was approved by the Company's shareholders in April 1994. Since 1994, the Compensation Committee has used the TDC guidelines in their determination of base salary, short-term incentive grants, and stock option grants as they deemed appropriate and consistent with the compensation philosophy of the Company. If approved by shareholders, the Company's 1996 Equity Incentive Plan will replace the 1994 Stock Option Plan.

  In 1995, the Committee determined that the interests of the Company's executives and shareholders should be further aligned by requiring key executives to acquire and maintain a significant equity stake in the Company; in particular, an equity stake for which they have paid. Accordingly, guidelines were adopted requiring all key executives to own Company stock equal to 100% to 300% (depending upon their title) of their annual base salary within five years from the date the guidelines were adopted. To assist executives in accumulating this equity position on a pre-tax basis, the Company implemented, subject to shareholder approval, the Executive Stock Purchase Plan pursuant to which an executive's purchase of Company stock is matched by the Company.

 Executive Officer Compensation

  In conjunction with the market-based executive level position bands referred to above, the Company increased executive salaries effective February 14, 1995. These increases were based upon the consideration of comparable employment data, an assessment of the Company's and the officers' performance during the prior year and other contributions of the officers to the Company's overall performance and future positioning.

  The amount of cash bonuses paid to executive officers for 1995 pursuant to the executive short-term incentive plan was determined through a combination of factors including the attainment of certain pre-established corporate, business unit and individual objectives (financial and non-financial), the compensation practices of the Company's peer group, results of corporate and business unit financial performances and a discretionary component.

  At June 30, 1996, 935,000 stock options were held by eight executive officers, including Messrs. McCourt and Mahoney, and an additional 197,000 stock options were held by twenty-one mid-level management employees of the Company. Stock options were granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock at the time of grant and generally become exercisable over a five year period commencing one year from the date of grant. The Committee believes that such stock options provide an incentive for the creation of shareholder value in the long term since the full benefit of the compensation package cannot be realized unless the price of the Company's stock appreciates over a specified number of years. The number of stock options granted to each executive officer was based on the individual's salary band, title and the Committee's evaluation of each executive's individual performance and contribution to the Company's performance and future positioning.

 Chief Executive Officer Compensation

  Mr. McCourt was paid a base salary and bonus of $397,885 and $700,000, respectively, for services rendered in 1995. The Committee determined that in accordance with the compensation philosophy described above, his salary should be increased to $500,000 for 1996 to bring it in line to be slightly below that of similar positions for companies in the Company's peer group. Mr. McCourt's short-term incentive award reflects the accomplishment of certain strategic corporate objectives, the attainment of certain pre-determined corporate financial and non-financial goals and the 700% increase in the Company's income from continuing operations over the corresponding results for the prior year.

  During 1995, the Committee awarded Mr. McCourt options to acquire 250,000 shares of C-TEC Common Stock at an exercise price of $21.13 per share (fair market value on the date of grant). The number of shares granted reflects the Committee's assessment of the competitive compensation practices of the Company's peer group and Mr. McCourt's contribution toward the achievement of the Company's strategic objectives. The Committee also considered the options previously awarded to Mr. McCourt in the prior year.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to comply with the rules under Section 162(m). However, the Committee reserves the right to pay non-deductible compensation when the Committee believes it is in the best interests of shareholders.

                                          COMPENSATION COMMITTEE

                                          Eugene Roth, Chairman
                                          Robert E. Julian
                                          Stuart E. Graham
                                          Daniel E. Knowles

                                          Dated: August 7, 1996

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Eugene Roth, Esq., Stuart E. Graham, Robert E. Julian and Daniel E. Knowles.

  Eugene Roth, Esq. is a partner at Rosenn, Jenkins and Greenwald, which serves as counsel to the Company from time to time.

OTHER RELATED INFORMATION

  Peter Kiewit Sons' Inc., the Company's controlling shareholder, and/or its affiliates have a substantial stock ownership in CECI, RCN and the Company. Many of the companies share mutual director representation on their respective boards.

  Although members of the current Compensation Committee do not serve on any Kiewit-related compensation committees, Robert E. Julian is a Director at PKS. James Q. Crowe and Richard R. Jaros, members of the Company's Executive Committee, are on the compensation committee of CECI.

PERFORMANCE GRAPH

  The following performance graph compares the performance of the C-TEC Common Stock and C-TEC Class B Stock to the NASDAQ market index and to a peer group index. The peer group index is comprised of the NASDAQ Telecommunications index. The Company formerly used a peer group index comprised of Associated Communications, Lincoln Telecommunications and TCA Cable Television, Inc. The Company changed its peer group index because of the refocus of its strategic business direction to traditional wire-based businesses utilizing full service networks and emerging products. The Company believes that the synergies of its businesses are more critical to success than their separate activities. As a result, the Company believes that a broad based telecommunications peer group index is more reflective of the industry as a whole and therefore is a better basis of comparison than a peer group index comprised of a limited number of companies chosen primarily due to their similarity to individual business units of the Company. The former index is presented in the graph below for reference. Associated Communications, which was merged in late 1994, has been omitted from the index for all years. The graph assumes that the value of the investment in C-TEC Common Stock, C-TEC Class B Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested.

               Comparison of Five Year Cumulative Total Return*
                 Among C-TEC Common Stock, C-TEC Class B Stock
               the NASDAQ Stock Market-US Index and a Peer Group


                             [GRAPH APPEARS HERE]



Date                 C-TEC CORPORATION     C-TEC CORP. CLASS B     NASDAQ TELECOM     FORMER PEER GROUP     NASDAQ STOCK MARKT-US
----                 -----------------     -------------------     --------------     -----------------     ---------------------
12/90                      $ 100                  $ 100                $ 100               $ 100                   $ 100

12/91                      $ 110                  $ 101                $ 138               $ 107                   $ 161

12/92                      $  97                  $  84                $ 169               $ 127                   $ 187

12/93                      $ 207                  $ 206                $ 261               $ 177                   $ 214

12/94                      $ 134                  $ 114                $ 216               $ 152                   $ 210

12/95                      $ 214                  $ 179                $ 260               $ 196                   $ 297

               TRANSACTIONS WITH MANAGEMENT AND CERTAIN CONCERNS

  David C. McCourt, Chairman, Chief Executive Officer and Director of the Company, is a Director of C-SPAN. In 1995, the Company paid $131,784 to C-SPAN for programming services.

  Frank M. Henry, together with his spouse, owns a 50% partnership interest in Frank M. Henry Associates, which leased office space to the Company under a lease which expired May 31, 1996. A total of $313,743 was paid by the Company to Frank M. Henry Associates for rent, utility, parking and maintenance services for the year ending December 31, 1995.

  David C. Mitchell, a Director of the Company, serves as a consultant to the Company and was paid $148,125 by the Company in 1995.

  In December 1995, the Company acquired from RCN all the issued and outstanding shares of C-TEC Common Stock of RCN Holdings, Inc. ("Holdings"). Holdings was a wholly-owned subsidiary of RCN that owned 128,198 shares of C-TEC Common Stock and 3,582,406 shares of C-TEC Class B Stock. RCN is the Company's controlling shareholder. The consideration for the acquisition was newly issued shares of C-TEC Common Stock and C-TEC Class B Stock, respectively, equal to the number of shares of C-TEC Common Stock and C-TEC Class B Stock held by Holdings. At the same time as the Company consummated this transaction, RCN agreed, subject to certain terms and conditions, to reduce its voting interest in the Company to below fifty percent if such reduction is necessary to facilitate a tax-free restructuring of the Company.

  In May 1995, the Company sold its interest in Northeast Networks, Inc., a competitive access provider providing services to Westchester County, New York, to MFSCC for $6.2 million.

  In January 1996, the Company purchased from Kiewit Construction Group, Inc., an affiliate of its largest shareholder, a $13,088,000 note payable by Mazon Corporativo, S.A. de C.V. at face value.

  In March 1996, the Company signed a definitive agreement (the "Stock Purchase Agreement") for the sale to RCN of Residential Communications Network, Inc. ("UrbanNet") and certain other businesses ("Other Businesses"). UrbanNet is a start-up business unit that plans to provide integrated telecommunications services to the telecommunications marketplace. In April 1996, RCN acquired UrbanNet from the Company for $17,500,000 in cash in accordance with the Stock Purchase Agreement. The closing of the sale of the Other Businesses was subject to certain conditions that did not occur.

  The Stock Purchase Agreement provided the Company the option to rescind the sale of UrbanNet to RCN under certain circumstances (the "UrbanNet Option"), and provided that if the Company elected to exercise the UrbanNet Option it would purchase RCN's 80.1% interest in Freedom New York, L.L.C., a Delaware limited liability company ("Freedom"), and all related rights and liabilities (collectively, the "Freedom Interest") on the terms and subject to the conditions set forth in the Stock Purchase Agreement. The Stock Purchase Agreement provided that the consideration the Company would pay for UrbanNet and the Freedom Interest, if it exercised the UrbanNet Option, would be equal to RCN's investment in those assets plus a 7% annualized return on that investment. Freedom is the successor to the business of Liberty Cable Company, Inc. RCN acquired the Freedom Interest in March 1996 for $27,000,000.

  On August 30, 1996, the Company and RCN entered into an Option Exercise Agreement pursuant to which the Company exercised the UrbanNet Option. Concurrently, with the execution of that Agreement, (i) the Company and RCN effected the rescission of the prior sale of UrbanNet to RCN and (ii) the Company purchased the Freedom Interest from RCN. The Company paid RCN $28,447,389 as consideration in the rescission of the UrbanNet transaction. The purchase price of the Freedom Interest was $29,847,364. In connection with those transactions, the Company acquired from RCN a note issued by Freedom in connection with a loan from RCN to Freedom. The purchase price for the note was $1,518,603, an amount equal to the accreted value of the note. The rescission, the purchase of the Freedom Interest and the purchase of the note were funded through C-TEC's working capital.

  The terms of the Stock Purchase Agreement and the Option Exercise Agreement, and the Company's decision to exercise the UrbanNet Option, were approved by a special committee of the Board of Directors of the Company composed of members not affiliated with RCN.

  The Company believes that all transactions described herein were on terms at least as favorable to the Company as would have been available from an unrelated third party in an arms-length transaction.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors of the Company held seven meetings in 1995. The Board of Directors has standing Executive, Audit, Compensation and Pension Committees.

  The Executive Committee held one meeting in 1995. The Committee evaluated and recommended strategic options for the Company's various business units with a view toward maximizing shareholder value. The current Executive Committee consists of David C. McCourt, Chairman, James Q. Crowe, Richard R. Jaros and Walter Scott, Jr.

  The Audit Committee of the Company held two meetings in 1995. The Committee
(i) discussed matters concerning the audit of the annual financial statements;
(ii) considered the Company's internal audit program; (iii) recommended the selection of the independent auditors to audit the accounts of the Company; and (vi) discussed other matters of concern to the Audit Committee, the auditors or management. The current Audit Committee consists of Robert E. Julian, Chairman, David C. Mitchell and Frank M. Henry.

  The Compensation Committee of the Company held two meetings in 1995. The Committee made recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company and its subsidiaries and established compensation policy. The Compensation Committee also administered the Company's Short-Term Incentive Plan and the 1994 Stock Option Plan as well as the Executive Stock Purchase Plan. The current Compensation Committee consists of Eugene Roth, Chairman, Robert E. Julian, Stuart E. Graham and Daniel E. Knowles.

  The Pension Committee of the Company held two meetings in 1995. The Committee reviewed and evaluated the investment performance of the various pension investment funds and monitored the performance of the administrators, investment managers and trustees of such funds, as well as reviewed the actuarial assumptions used in setting the Company's funding policies for such funds. The current Pension Committee consists of Richard R. Jaros, Chairman, David C. McCourt and Michael J. Mahoney.

  Non-employee Directors of the Company receive a retainer of $900 per month and are paid $1,000 for each board meeting attended. The Committee Chairman and other committee members are paid $500 and $300, respectively, for each committee meeting attended. In fiscal 1995, Stuart E. Graham, Frank M. Henry, Daniel E. Knowles, David C. Mitchell and Eugene Roth were paid $17,400, $18,400, $18,100, $19,200 and $18,400, respectively, for the foregoing services. Compensation for director services rendered by Directors not employed as executive officers of the Company but employed as executive officers at PKS and MFSCC totaled $66,600 (1) and $14,800 (2), respectively.
--------
1. Messrs. Jaros, Julian, Scott, and Stortz.
2. Mr. Crowe.

                                  PROPOSAL 2
                         APPROVAL OF C-TEC CORPORATION
                         EXECUTIVE STOCK PURCHASE PLAN

  The Board has adopted and recommends that the shareholders approve the C-TEC Corporation Executive Stock Purchase Plan (as used in connection with Proposal 2, the "Plan"). The purpose of the Plan is to strengthen the mutuality of interests between certain of the Company's executives and its shareholders. The Plan offers eligible executives of the Company and its affiliated companies the opportunity to defer the receipt of a portion of their compensation on a pre-tax basis and to have the deferred amounts reflect the value of the C-TEC Common Stock. Under the Plan, deferred compensation is credited to the participants' accounts as C-TEC Common Stock share units and the Company issues a restricted stock award matching the share units credited on a share-for-share basis. The share units credited in respect of deferrals will be notionally invested in C-TEC Common Stock and will be payable by the Company solely in cash unless and until the Plan is approved by shareholders. The restricted shares awarded by the Company are similarly payable only in cash until or unless the Plan is approved by shareholders, although the Company has the option of delivering up to 24,999 actual shares of restricted stock prior to shareholder approval. If approved, matching grants of restricted stock will be held in an escrow account and will be distributed to the executive if he or she remains employed for three years following the grant.

 THE PLAN

  ELIGIBILITY. An executive officer of the Company is eligible to participate in the Plan if such employee (1) has completed one full calendar quarter of employment with the Company and (2) has been designated by the Company's Board of Directors (the "Board") as eligible to participate in the Plan. As of June 30,1996, eight executive officers were eligible to participate in the plan.

  ADMINISTRATION. The Plan shall be administered by the Company or by any person or entity to which the Board delegates administrative responsibilities under the Plan. The Administrator shall be responsible for and shall have sole discretion with respect to: (i) the maintenance of any records necessary in connection with the operation of the Plan; (ii) calculating amounts to be credited to Plan participants' ("Participants") Contribution Accounts, as defined below, and Matching Accounts, as defined below, and the amount of payments due to Participants and beneficiaries from such Accounts; (iii) interpreting the provisions of the Plan; and (iv) otherwise administering the Plan in accordance with its terms.

  DEFERRED CONTRIBUTIONS. The principal purpose of the Plan is to permit Participants to save by allowing them to defer a portion of their base and bonus compensation (a "Contribution") under the Plan. Participants in the Plan can make Contributions before Federal, state and local income taxes are withheld from such compensation.

 AMOUNT OF DEFERRED CONTRIBUTIONS; FRONTLOADING

  Under the Plan, a Participant may make Contributions of between 1% and 20% of his or her annual base compensation, and between 1% and 100% of his or her annual bonus compensation, provided, however, that in no event shall the Participant's total Contribution exceed 20% of the sum of his or her Annual Compensation (as defined below).

  "Annual Compensation" for any calendar year is defined in the Plan to mean the sum of (1) a Participant's annual base salary for such year plus (2) the short term bonus received by Participant in respect of Company performance during such year. The Administrator shall have the sole discretion to determine a Participant's Annual Compensation as of any relevant time in accordance with the provisions of the Plan.

  A Participant may elect to defer between 1% and 100% of his or her compensation earned during any payroll period, provided that such deferrals do not exceed, individually or in the aggregate, 20% of his or her Annual Compensation. To the extent that a Participant elects to defer a portion of his or her compensation during any payroll period in excess of 20% of the compensation earned by Participant as of the end of such payroll period (but less than 20% of Annual Compensation), the amount in excess of 20% earned as of the end of such payroll period may, in the sole discretion of the Administrator, be treated as a frontloaded amount (a "Frontloaded Amount"). During the course of the year, as a Participant earns additional compensation, a Frontloaded Amount will typically cease to represent an excess over 20% of the compensation earned by Participant during the year to date, and at such time the Frontloaded Amount will cease to be treated as a Frontloaded Amount. Frontloaded Amounts, if distributed, may, in the sole discretion of the Administrator, be distributed in cash, not shares of C-TEC Common Stock, and may not reflect increases or decreases in the value of shares of C-TEC Common Stock from the date of deferral of such Frontloaded Amount. Similar rules will apply to Matching Contributions made in respect of Frontloaded Amounts.

 CREDITING PARTICIPANTS' ACCOUNTS

  When a Participant makes a Contribution under the Plan, the Company credits the Participant's account (a "Contribution Account") with the number of share units ("Share Units") derived by dividing the amount of the Participant's Contribution by the average price of a share of C-TEC Common Stock at approximately the time such Contribution is made. Thus, if a Participant contributes $100, and if at approximately the time such Contribution is made the average price of a share of C-TEC Common Stock is $25, the Company will credit the Participant's Contribution Account with 4 Share Units. Additional information about the crediting of Share Units to Participants' Contribution Accounts in respect of Contributions can be found in the Plan.

  If the Company pays a cash dividend with respect to shares of C-TEC Common Stock, the Company will reflect the dividend by crediting a Participant's Contribution Account with the number of Share Units derived by (1) multiplying the amount of the per share cash dividend by the number of Share Units held in the Participant's Contribution Account and (2) dividing that number by the average price of a share of C-TEC Common Stock at approximately the time the cash dividend is paid. Thus, if a $10 per share dividend is paid, and a Participant's Contribution Account holds 10 Share Units, $100 will be credited to the Participant's Contribution Account in the form of Share Units. If at approximately the time the dividend is paid the average price of a share of C-TEC Common Stock is $25, the Company will credit the Participant's Contribution Account with 4 Share Units.

  Similarly, if the Company pays a dividend with respect to shares of C-TEC Common Stock in the form of additional shares, the Company will credit a Participant's Contribution Account with the number of Share Units derived by multiplying the per share dividend by the number of Share Units held in the Participant's Contribution Account at the time such dividend is paid. Thus, if a dividend of one additional share of C-TEC Common Stock is paid with respect to each outstanding share of C-TEC Common Stock, and a Participant's Contribution Account holds 10 Share Units at the time such dividend is paid, the Company will credit the Participant's Contribution Account with 10 Share Units. Additional information about the crediting of Share Units to Participants' Contribution Accounts in respect of dividends can be found in the Plan.

  The Share Units credited to a Participant's Contribution Account do not give such Participant any rights as a shareholder with respect to, or any rights as a holder or record owner of, any shares of C-TEC Common Stock.

 DISTRIBUTIONS

  Amounts representing Share Units that have been credited to a Participant's Contribution Account will be distributed, in the case of cash, in a lump sum, and in the case of shares of C-TEC Common Stock, either in a lump sum or in substantially equal installments over ten years, as elected by the Participant in the Election Form, as soon as administratively practicable following the earlier of (1) the Participant's termination of employment with the Company and (2) three calendar years following the date on which the Share Units were initially credited to the Participant's Contribution Account or the date designated by Participant in his or her Election Form (not earlier than three calendar years following the date on which the Share Units were initially credited to the Participant's Contribution Account). It is anticipated that, at the time of distribution, a Participant will receive one share of C-TEC Common Stock for each Share Unit being distributed; however, unless and until such time as the Plan is approved by the shareholders of the Company, a Share Unit will represent only the right to be paid in cash the fair market value of a share of C-TEC Common Stock at the time of payment. Additional information about the distribution of Participants' Contribution Accounts can be found in the Plan.

 UNFORESEEABLE EMERGENCIES

  For purposes of the Plan, an unforeseeable emergency is defined as an unanticipated emergency that (1) is caused by an event beyond the Participant's control and (2) would result in severe financial hardship to the Participant if a withdrawal under the Plan were not permitted. If, in its sole discretion, the Administrator determines that a Participant faces an unforeseeable emergency, the Participant will be eligible to receive a lump sum payment in the amount necessary to meet the emergency. Such amount will be paid in cash or, if the Plan has been approved by the shareholders of the Company, in shares of C-TEC Common Stock, and the Participant's Contribution Account shall be debited accordingly.

MATCHING CONTRIBUTIONS

 Matching Shares and Matching Share Units

  Prior to shareholder approval of the Plan, at the time a Share Unit is credited to a Participant's Contribution Account, the Company will either (1) issue a share of C-TEC Common Stock in the Participant's name (a "Matching Share"), which Matching Share will be subject to forfeiture as described below and in the Plan or (2) credit a matching Share Unit (a "Matching Share Unit") to the Participant's matching account (a "Matching Account"). As soon as administratively practicable following shareholder approval of the Plan, it is contemplated that the Matching Accounts will be extinguished and the Company will issue, in the Participant's name, a number of Matching Shares equal to the number of Matching Share Units credited to such Participant's Matching Account. The Matching Share Units and the Matching Shares issued in respect of Matching Share Units will be subject to forfeiture as described below and in the Plan. Unless and until the Plan has been approved by the shareholders of the Company, the maximum number of Matching Shares which can be issued to Participants under the Plan is 24,999.

 Forfeiture of Matching Shares and Matching Share Units

  Each Matching Share and Matching Share Unit is subject to forfeiture as provided in the Plan. The issuance of Matching Shares will be subject to the Participant's execution of an escrow agreement, in form and substance satisfactory to the Company, which provides that the stock certificate or certificates representing the Matching Shares will be held in escrow by an escrow agent. If the Participant terminates employment with the Company prior to the elapse of three calendar years following the crediting of Share Units in respect of which Matching Shares are issued or, if applicable, Matching Share Units are credited to the Participant's Matching Account (except where the termination is due to death or Disability (as defined in the Plan) or for any reason following a Change in Control (as defined in the Plan)), such Matching Shares will be released from escrow and returned to the Company and such Matching Share Units, if any such remain, will terminate without any obligation on the part of the Company.

  If the Participant does remain employed by the Company for three calendar years following the crediting of Share Units in respect of which Matching Shares are issued or, if applicable, Matching Share Units are credited to the Participant's Matching Account (or if the Participant, prior to the elapse of three calendar years following such event, terminates his or her employment with the Company due to death or Disability, or for any reason following a Change in Control), such Matching Shares will be released from escrow and distributed to the Participant (or his or her beneficiary), and such Matching Share Units, if any such remain, will be distributed in cash in an amount equal to the fair market value of a share of C-TEC Common Stock at the time of payment.

  A Participant will be deemed to be the holder of, and may exercise all the rights of a record owner of, the Matching Shares issued to such Participant while such Matching Shares are held in escrow (other than the right to transfer, convey, alienate or encumber the Matching Shares), including the right to vote such Matching Shares and to receive all cash dividends with respect to such Matching Shares.

 Amendment and Termination of the Plan

  The Plan will remain in effect until terminated by the Board. The Board has the power to amend or terminate the Plan at any time, and to freeze or suspend contributions to the Plan (including both Contributions and Matching Contributions) at any time. The amendment or termination of the Plan will not impair the rights of any Participant with respect to any amount credited to the Participant's accounts at the time of amendment or termination unless the Participant gives his or her consent to such amendment or termination.

 Number of Shares Which May Be Distributed Under the Plan

  Prior to shareholder approval of the Plan, the number of shares that may be distributed under the Plan as Matching Shares cannot exceed 24,999. If and when the Plan is approved by the shareholders of the Company, the maximum number of shares which may be distributed under the Plan, as Matching Shares or in payment of Share Units or Matching Share Units, will be 400,000.

UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PLAN

 Amounts Representing Share Units

  A Participant will not be taxed on the amount of his or her Contributions under the Plan at the time such Contributions are made, and neither will such Participant recognize taxable income at the time the Company credits Matching Share Units to such Participant's Matching Account. When, if ever, amounts representing Matching Share Units are distributed to the Participant, the Participant will recognize, in the year in which such distribution occurs, income in the amount of such distribution taxable at ordinary income rates. If Matching Shares are distributed upon extinguishment of the Matching Share Units, the tax rules applicable to such Matching Shares, which are described below, will apply at the time of such distribution.

 Matching Shares

  Unless a Participant makes an election under Section 83(b) of the Internal Revenue Code in the manner described below ("an 83(b) Election"), the transfer of Matching Shares to the Participant will not result in income taxable to the Participant in the year in which such transfer is made. The value of the Matching Shares will be taxable to the Participant at ordinary income rates in the year in which such Matching Shares cease to be subject to risk of forfeiture as described in the section entitled Forfeiture of Matching Shares and Matching Share Units and in the Plan.

  Alternatively, a Participant may elect, by means of an 83(b) Election, to treat as income taxable at ordinary income rates in the year of transfer the fair market value of the Matching Shares based on the average per share trading price of the C-TEC Common Stock on the date of such transfer, provided that the Participant makes such 83(b) Election within thirty days of the date of grant. If such 83(b) Election is made, a Participant will not be permitted to deduct at a later date the amount included in taxable income pursuant to the 83(b) Election if such Participant should subsequently forfeit the Matching Shares to the Company.

  The amount of ordinary income recognized by a Participant in respect of Matching Shares is deductible by the Company in the year in which such income is recognized by the Participant, provided that such amount constitutes reasonable compensation to the Participant. If an 83(b) Election is not made by the Participant, dividends paid on the Matching Shares will be taxable to the Participant at ordinary rates as additional compensation in the year in which such dividends are received for as long as the Matching Shares remain subject to risk of forfeiture, and the Company will be allowed a corresponding deduction during such time.

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

  Because participation in the Plan is intended to be limited to a select group of management and highly compensated employees, the Plan is exempt from most of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent the Plan is subject to any provision of ERISA, Participants may be entitled to certain rights and protections. Under ERISA, there are steps an individual can take to enforce his or her rights. A Participant with questions about this statement or about his or her rights under ERISA should contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE C-TEC CORPORATION EXECUTIVE STOCK PURCHASE PLAN.

                                  PROPOSAL 3

         APPROVAL OF THE C-TEC CORPORATION 1996 EQUITY INCENTIVE PLAN

  Effective October 7, 1996, the Board adopted the C-TEC Corporation 1996 Equity Incentive Plan (as used in connection with Proposal 3, the "1996 Plan"). If approved by shareholders, the 1996 Plan would effectively replace the Company's 1994 Stock Option Plan (the "1994 Plan"). Like the 1994 Plan, the 1996 Plan is designed to provide equity-based compensation opportunities to key employees that will provide compensation only when shareholders of the Company have received corresponding benefit through appreciation in the value of the C-TEC Common Stock. However, the 1996 Plan is broader and more flexible than the 1994 Plan, in that it would provide for grants of other types of equity-based compensation in addition to traditional forms of stock options.

  In particular, the 1996 Plan permits the grant of Outperformance Options. Unlike traditional stock options, Outperformance Options would confer value to executives only if the C-TEC Common Stock outperforms the broader Standard & Poor's 500 Index, or another nationally recognized broad-based index of stock prices established and maintained by an independent third party which is selected by the Committee at the time of grant (for convenience of reference, the applicable index is referred to herein as the "S&P"). If the C-TEC Common Stock has not outperformed the S&P at the time of exercise, the value of an Outperformance Option would be zero. In exchange for giving up the right to appreciation which is below that of the S&P, an executive who is granted an Outperformance Option will be rewarded for extraordinary performance by having the value delivered upon exercise increased according to the degree that the C-TEC Common Stock outperformed the S&P.

  If the 1996 Plan is approved by shareholders, the Company may offer to certain employees currently holding stock options under the 1994 Plan the opportunity to surrender their existing options for new Outperformance Options under the 1996 Plan.

  Effectiveness of the 1996 Plan is contingent upon approval of the 1996 Plan by the shareholders of the Company in a manner which complies with (i) Section 422(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) Section 162(m) of the Code and (iii) the requirements of the National Association of Securities Dealers Automated Quotation System.

  The following summary of the 1996 Plan is qualified in its entirety by reference to the text of the 1996 Plan, a copy of which has been filed with the Securities and Exchange Commission.

SUMMARY OF THE 1996 PLAN

 Purpose and Eligibility

  The primary purpose of the 1996 Plan is to attract, retain and incentivise skilled individuals whose services are essential to the success of the Company by providing a means through which these individuals may share in the growth and prosperity of the Company and its subsidiaries through stock ownership, thus more closely aligning the interests of these individuals with those of shareholders. The 1996 Plan contemplates the issuance of incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), as well as stock options that are not designated as Incentive Stock Options ("Nonqualified Stock Options") (Incentive Stock Options and Nonqualified Stock Options are hereinafter collectively referred to as "Options"), outperformance stock options ("Outperformance Options"), stock appreciation rights ("SARs"), performance share units ("Performance Share Units"), restricted stock ("Restricted Stock"), phantom stock units ("Phantom Stock Units"), and other stock-based awards (collectively, "Awards").

  All employees and outside consultants to the Company and any of its subsidiaries and all Directors of the Company who are not also employees of the Company ("Non-Employee Directors") (collectively "Eligible Persons") are eligible to receive Awards under the 1996 Plan. Eligible Persons who receive Awards pursuant to the 1996 Plan are hereinafter referred to as Participants for purposes of the discussion of Proposal 3. The approximate number of Eligible Persons is 1,500.

 Administration

  The 1996 Plan may be administered by the full Board, the Compensation Committee of the Board (the "Committee") or such other committee as the Board may appoint to administer the 1996 Plan. Each member of the Committee must at all times be both a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code. The Committee, in its sole discretion, has the authority, among other things, to determine which Eligible Persons will receive Awards, the terms of Awards, including any purchase or exercise price for Awards, the time or times at which Awards will be granted, become exercisable and be forfeited, and the number of shares covered by an Award. The Committee has exclusive authority to interpret the 1996 Plan and to make all other determinations deemed advisable for the administration of the 1996 Plan.

 Outperformance Options

  The 1996 Plan provides that the Committee is authorized to grant Outperformance Options to any Eligible Person. An Outperformance Option generally provides value only to the degree that the C-TEC Common Stock outperforms the S&P. Each Outperformance Option will have an initial exercise price per share (the "Initial Exercise Price") equal to the fair market value of one share of C-TEC Common Stock (calculated pursuant to the terms of the 1996 Plan) on the trading day immediately preceding the date of grant. The number of shares of C-TEC Common Stock subject to each Outperformance Option, as well as other terms and conditions affecting the Outperformance Options, will be determined by the Committee at the time of the grant. Immediately prior to the time of any exercise, the Initial Exercise Price will adjust automatically, upward or downward, by a percentage equal to the annualized percentage increase or decrease in the S&P over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise (the "Adjusted Exercise Price"), provided, however, that the Adjusted Exercise Price will never be less than the Initial Exercise Price unless the closing price of the C-TEC Common Stock on the trading day immediately preceding the date of exercise is equal to or greater than the lnitial Exercise Price.

  The term of an Outperformance Option will be ten years or less, as determined by the Committee. Outperformance Options will be granted with vesting conditions set by the Committee at the time of grant; provided, however, that such Options will have no value unless (i) the fair market value of the C-TEC Common Stock has remained the same or increased from the time of grant until the time of exercise, and (ii) the annualized percentage increase in the C-TEC Common Stock is greater than the annualized percentage increase in the S&P as of the date immediately preceding the date of exercise (each calculated pursuant to the terms of the 1996 Plan).

  Depending on the extent to which the C-TEC Common Stock outperforms the S&P, the actual spread value of the Outperformance Option will be increased to an adjusted value (the "Adjusted Value") by multiplying by a pre-established factor which varies according to the extent to which the C-TEC Common Stock has outperformed the S&P (the "Factor"). The Factor will in no event be greater than eight (8). At the time an Outperformance Option is granted, the Committee will determine the percentage by which the C-TEC Common Stock must outperform the S&P to apply the Factor and the amount of the Factor as it relates to the degree of outperformance of the C-TEC Common Stock over the S&P. As an alternative to or in addition to any vesting conditions imposed on an Outperformance Option, the Committee may provide for automatic reductions to the Factor for one or more years immediately after grant to compensate for unusual stock movements in the years shortly after grant. Subject to the constraints noted herein, all terms and conditions of Outperformance Options will be set by the Committee in its sole discretion at the time of grant.

  Upon the exercise of all or any portion of an Outperformance Option, the Committee shall either (i) cause the Company to deliver to such Participant a number of shares of C-TEC Common Stock having an aggregate value equal to the Adjusted Value with respect to the shares of C-TEC Common

Stock for which the Option was exercised, (ii) cause the Company to deliver to the Participant, upon receipt of cash with respect to the number of shares being exercised equal to the Adjusted Exercise Price multiplied by the Factor, a number of shares of C-TEC Common Stock equal to the product of the number of shares being exercised and the Factor, or (iii) provide any other economically equivalent benefit to the Participant.

 Stock Options

  The Committee may from time to time grant Incentive Stock Options and Nonqualified Options to any Eligible Persons; provided, however, that no Incentive Stock Option may be granted to any person who is not an employee of the Company or a subsidiary. The terms of options granted under the 1996 Plan will be set out in Option agreements between the Company and Participants which will contain such provisions as the Committee deems appropriate, including whether an Option is an Incentive Stock Option.

  In no event will the exercise price of an Incentive Stock Option be less than 100% of the fair market value of the shares subject to the Option on the date of grant. To the extent that the aggregate fair market value, determined as of the time the Incentive Stock Option is granted, of the Common Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year exceeds $100,000, such portion of the Options in excess will be treated as Nonqualified Stock Options. No Incentive Stock Option will be granted to an employee, who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary unless the exercise price of the Incentive Stock Option is at least 110% of the fair market value, at the time of grant, of the C-TEC Common Stock subject to the Option, and the Option by its terms is not exercisable more than five years from the date of grant.

  Upon exercise of an Option, the exercise price must be paid in full or provision for such payment must be made. Payment upon the exercise of an Option may be made in cash or, in the discretion of the Committee, (i) in shares of C-TEC Common Stock having a value equal to the exercise price or other property having a fair market value on the date of exercise equal to the exercise price or (ii) through a brokered exercise.

 Stock Appreciation Rights

  The Committee from time to time may grant SARs to any Participant. An SAR gives a Participant the right to receive in shares of C-TEC Common Stock, cash or a combination thereof with a value equal to the excess of the fair market value of one share of C-TEC Common Stock on the date of exercise over the exercise price for the SAR, with respect to every share of C-TEC Common Stock for which the SAR is granted. An SAR will be evidenced by an agreement between the Company and the Participant containing such terms and conditions, consistent with the 1996 Plan, as the Committee deems appropriate.

  Upon exercise, an SAR may be satisfied by the Company in cash or shares of C-TEC Common Stock, as determined by the Committee. The agreement may limit the maximum amount of appreciation taken into account under an SAR.

  An SAR may be granted in conjunction with any other Award granted under the 1996 Plan. At the discretion of the Committee, an SAR may be exercisable only to the extent that a related Award is exercisable and only upon surrender of a related Award.

 Performance Shares

  A Performance Share Unit Award is an Award that provides for the future issuance of shares of C-TEC Common Stock to the Participant upon the attainment of certain performance goals, within a specified period of time (the "Award Period"), established by the Committee at the time the Award is granted. At the beginning of the Award Period, the Committee will set forth performance goals based upon financial objectives for the Company for such Award Period and a schedule describing the relationship between the achievement of such performance goals and the Awards granted to Participants. During the Award Period the Committee may adjust the performance goals as it deems appropriate to compensate for, or reflect certain situations which are set forth in the Plan.

  At the end of an Award Period, or at other times as specified by the Committee or pursuant to a Participant's termination of employment or service with the Company and its subsidiaries, the Committee will calculate the number of shares of C-TEC Common Stock earned with respect to the Award by multiplying the number of Performance Share units granted to the Participant by a performance factor representing the degree of attainment of the performance goals. Payment will be made in shares of C-TEC Common Stock or, in the discretion of the Committee, in cash or any combination of cash and C-TEC Common Stock, based on the fair market value of the applicable number of shares of C-TEC Common Stock on the payment date.

 Restricted Stock

  The Committee from time to time may grant C-TEC Common Stock subject to forfeiture upon termination of employment and other restrictions set forth in the 1996 Plan ("Restricted Stock") to any Participant. Each Participant who is awarded Restricted Stock will be required to enter into an agreement with the Company, in a form specified by the Committee, agreeing to the terms and conditions of the grant and such other matters consistent with the 1996 Plan as the Committee determines appropriate. Generally, the restrictions on Restricted Stock will lapse over a period of time (the "Restricted Period") as specified by the Committee and set forth in the Award agreement.

  The Participant will have the entire beneficial ownership and all rights and privileges of a stockholder with respect to the Restricted Stock awarded to him or her during the Restricted Period, including the right to vote such Restricted Stock. However, any dividends paid during the Restricted Period may, at the discretion of the Committee, be held by the Company until the end of the Restricted Period.

  The Committee may provide any other terms and conditions with regard to the Restricted Stock that it deems appropriate.

 Phantom Stock Units

  The 1996 Plan also provides for the grant of Phantom Stock Units subject to forfeiture, upon termination of employment prior to the end of a period of time (the "Phantom Period") designated by the Committee and set forth in the applicable Award Agreement, and such other terms and conditions as set forth in such Award Agreement. Recipients of Phantom Stock Units will either receive dividend equivalents (to the degree that dividends are paid on corresponding shares of C-TEC Common Stock) or have such dividend equivalents credited to an account in the name of the Participant subject to the same forfeiture provisions applicable to the Phantom Stock Units.

  Upon the expiration of the Phantom Period, the Company will deliver to the Participant one share of C-TEC Common Stock for each Phantom Stock Unit or, at the discretion of the Committee, cash or part cash and part C-TEC Common Stock of equivalent value to the shares of C-TEC Common Stock otherwise to be delivered. In addition, any dividend equivalents credited to a Participant's account with respect to the Phantom Stock Units paid out shall be paid out in cash.

  The Committee may provide any other terms and conditions with regard to Phantom Stock Units that it deems appropriate.

 Other Awards

  The Committee may grant any other cash, stock or stock-related awards to a Participant that the Committee deems appropriate, including but not limited to, the bargain purchase of C-TEC Common Stock, performance related options and stock bonuses.

 Non-Employee Director Awards

  The Committee may establish a formula under which Non-Employee Directors will receive automatic Awards under the 1996 Plan in lieu of or in addition to their normal director compensation. The type of Awards, amount and timing under the formula will be determined by the Committee in its sole discretion.

 Shares Subject to Plan

  The Board has authorized the issuance of 2,000,000 shares of C-TEC Common Stock, pursuant to Awards granted under the 1996 Plan. Upon termination of the 1994 Plan, all shares of C-TEC Common Stock reserved under the 1994 Plan which are not then subject to outstanding awards, including those shares underlying stock options exchanged for outperformance stock options, will be available for Awards under the 1996 Plan. However, in no event shall the total amount of authorized shares under the 1996 plan exceed 3,350,000 shares. The 1996 Plan also contains the limitation that no individual may be granted Awards representing more than 1,000,000 shares of C-TEC Common Stock in any one year.

 Withholding

  With respect to any payments made to Participants under the 1996 Plan, the Company or a subsidiary, as appropriate, will have the right to deduct from all Awards cash and/or shares of Common Stock in an amount equal to any taxes required by law to be withheld because of such payments. In the case of Awards paid in shares of C-TEC Common Stock, the Committee may require the recipient to pay to the Company prior to the delivery of such Common Stock, the amount of any such taxes that the Company is required to withhold. The Committee, in its sole discretion, may permit a Participant to satisfy tax withholding obligations by delivering to the Company already owned shares to satisfy the withholding amount.

 Termination of Employment or Service

  Upon a Participant's termination of employment or service with the Company or a subsidiary (i) by the Company or a subsidiary, as the case may be, without Cause (as defined below), or (ii) because of such Participant's retirement, unless otherwise determined by the Committee, all Options, SARs and Outperformance Options held by such Participant shall expire upon the earlier of their normal expiration or three months after such termination and shall remain exercisable for such period only to the extent that such Awards were exercisable at the time of termination. Restricted Stock and Phantom Stock Units will be forfeited with respect to the portion of such Awards for which restrictions have not lapsed at the time of termination of employment or service. The Committee may award a pro rata portion of any Performance Share Award representing the degree of attainment of the performance goals related thereto over the period until such termination.

  Upon a Participant's termination of employment or service with the Company or a subsidiary on account of death or Disability (as defined in the 1996
Plan), all Options, SARs and Outperformance Options held by such Participant shall expire on the earlier of their normal expiration or one year after such termination and shall remain exercisable for such period only to the extent that such Awards were exercisable at the time of termination. Restricted Stock and Phantom Stock Units will be forfeited with respect to the portion of such Awards for which restrictions have not lapsed at the time of such termination of employment or service. The Committee may award a pro rata portion of any Performance Share Award representing the degree of attainment of the performance goals related thereto over the period until such termination.

  Upon a Participant's voluntary termination of employment or service by the Company or a subsidiary or a termination by the Company or a subsidiary, as the case may be, for Cause, all outstanding Awards will, unless the Committee determines otherwise, immediately expire.

  The Committee, in its sole discretion, may at any time prior to or in connection with any termination of employment or service with the Company or its subsidiaries provide for a longer post-termination exercise period (not to exceed three years) or modify such forfeiture provisions except to the extent that the ability to so modify an Award may cause an Award intended to qualify as "performance based" under Section 162(m) of the Code not to qualify.

  As defined in the 1996 Plan "Cause" means the Company or a subsidiary (as the case may be) having cause to terminate a Participant's employment or service in accordance with the provisions of any existing employment, consulting or any other agreement (including a grant agreement) between the Participant and the Company or a subsidiary (as the case may be) or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Company or a subsidiary (as the case may be) that the Participant has ceased to perform his or her duties to the Company or a subsidiary (as the case may be) (other than as a result of his or her incapacity due to physical or mental illness or injury), which failure amounts to intentional and extended neglect of his or her duties, (ii) the Committee's determination that the Participant has engaged in conduct materially injurious to the Company, or (iii) the Participant having plead no contest to a charge of a felony or having been convicted of a felony.

 Adjustment for Recapitalization, Merger, Etc.

  Awards granted under the 1996 Plan and any agreements evidencing such Awards will be subject to equitable adjustment or substitution, as determined by the Committee in its sole discretion, as to the number of shares, the Factor (with respect to OSOs), the price or kind of a share of C-TEC Common Stock or other consideration subject to such Awards (i) in the event of changes in the outstanding C-TEC Common Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, extraordinary dividends, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial diminishment, dilution or enlargement of the rights granted to, or available for, Participants in the 1996 Plan or (iii) in the event of any other event which otherwise warrants equitable adjustment of Awards or the 1996 Plan because such event interferes with the intended operation of the 1996 Plan. In addition, in the event of any such corporate or other event, the aggregate number of shares of C-TEC Common Stock available under the 1996 Plan and the maximum number of shares of C-TEC Common Stock with respect to which any one person may be granted in connection with Awards during any year will be appropriately adjusted by the Committee, whose determination shall be conclusive.

  In addition to the adjustments mentioned above, the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Award and pay to the holders thereof, in cash, the value of such Awards based upon the price per share of C-TEC Common Stock received or to be received by other shareholders of the Company in the event of any of the following: (i) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity; (ii) all or substantially all of the assets of the Company are acquired by another person; (iii) the reorganization or liquidation of the Company; (iv) the Company engages in a restructuring either by means of extraordinary dividends or otherwise; or (v) the Company shall enter into a written agreement to undergo an event described in clauses (i), (ii), (iii) or (iv) above.

 Transferability of Awards

  A Participant's rights and interest under the 1996 Plan, including amounts payable, may not be sold, assigned, donated, transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant's death, to a designated beneficiary to the extent permitted by the 1996 Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow for transfer of Awards other than Incentive Stock Options to other persons or entities upon such terms or conditions as it may establish.

 Termination or Amendment

  The expiration date of the Plan after which no Awards may be granted is October 6, 2006. The Board may at any time terminate the 1996 Plan. With the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the 1996 Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the 1996 Plan in whole or in part.

 Change in Control

  The 1996 Plan provides that upon the occurrence of a Change in Control (as defined below) (i) all outstanding Options, Outperformance Options and freestanding SARs will become immediately exercisable in full, (ii) all restrictions with respect to outstanding shares of Restricted Stock will lapse, (iii) all outstanding Phantom Stock Units will be immediately converted into shares of C-TEC Common Stock, or cash equivalents at the discretion of the Committee, and paid out to Participants, and (iv) the Committee will make a determination on the degree of achievement of performance goals with respect to outstanding Performance Share Units and will make such payments with respect thereto as it deems appropriate.

  A "Change in Control" will occur upon (i) the acquisition by an entity, other than Peter Kiewit Sons' Inc. or its affiliates ("Kiewit"), of more than 50% (subject to adjustment upon a reduction in Kiewit's holdings but not below 40%) of the outstanding voting securities of the Company, (ii) a 50% change in the Board membership without approval of the incumbents, or (iii) a merger or other corporate reorganization, unless the shareholders prior to such transaction own at least 50% of the outstanding shares after the transaction in substantially the same proportions.

 Federal Income Tax Consequences

  The following is a brief discussion of the Federal income tax consequences of transactions under the 1996 Plan based on the Code as in effect as of the date hereof. The 1996 Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

  Incentive Stock Options. No taxable income is realized by the optionee upon the grant or exercise of an Incentive Stock Option. If C-TEC Common Stock is issued to an optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee's employer for Federal income tax purposes.

  If the C-TEC Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and (2) the optionee's employer will generally be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

  Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following the termination of employment, the exercise of the Option will generally be taxed as the exercise of a Nonqualified Stock Option.

  For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an Incentive Stock Option generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Nonqualified Stock Option. Each optionee is potentially subject to the alternative minimum tax. Generally a taxpayer is required to pay the higher of his or her alternative minimum tax liability or his or her "regular" income tax liability. As a result, a taxpayer has to determine his or her potential liability under the alternative minimum tax.

  Nonqualified Stock Options. With respect to Nonqualified Stock Options (including Outperformance Options), (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price paid for the shares (if any) and the fair market value of the shares received (or cash in the case of an Outperformance Option), if unrestricted, on the date of exercise, and the optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements, and (3) at sale, appreciation (or depreciation) after the date as of which amounts are includable in income is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Outperformance Stock Options. Generally, the Federal income tax consequences of Outperformance Options will be identical to that of Nonqualified Stock Options.

  Special Rules Applicable to Corporate Insiders. As a result of the rules under Section 16(b) of the Securities Exchange Act of 1934, "insiders" (as defined in the Exchange Act), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of
Section 16(b) with respect to any particular Award.

SECTION 162(M)

  Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to each of the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Certain compensation, including "performance-based" compensation, is excluded from this deduction limit. All awards under the 1996 Plan can be structured so as to qualify as performance-based compensation. The Committee may, in its sole discretion, determine to grant Awards that qualify as performance-based compensation.

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

NEW PLAN BENEFITS

  Inasmuch as Awards to all participants under the 1996 Plan will be granted at the sole discretion of the Committee, such benefits under the 1996 Plan are not determinable. Compensation paid and other benefits granted in respect of the 1995 fiscal year to the named executive officers are set forth in the Summary Compensation Table on page 6.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE C-TEC CORPORATION 1996 EQUITY INCENTIVE PLAN.

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

                                  PROPOSAL 4

               APPROVAL OF THE C-TEC CORPORATION 1996 BONUS PLAN

  The Company has adopted, subject to shareholder approval, the C-TEC Corporation 1996 Bonus Plan (the "Bonus Plan"). The Bonus Plan will be administered by the Compensation Committee and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Code. Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (the "Covered Employees"). Certain compensation, including compensation based on performance goals, is excluded from this deduction limit. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid, including the performance goals, be disclosed to and approved by the shareholders in a separate vote prior to the payment. Accordingly, the Bonus Plan is being submitted to the shareholders for approval at the 1996 Annual Meeting.

  The following description of the Bonus Plan is qualified in its entirety by the terms of the Bonus Plan, a copy of which has been filed with the Securities and Exchange Commission.

  The chief executive officer, chief operating officer and chief financial officer of the Company, the chief executive officers of the Company's operating and staff groups, and other executive officers of the Company or its subsidiaries as selected by the Compensation Committee will be eligible to participate in the Bonus Plan. Except as otherwise provided in the Bonus Plan, the Bonus Plan provides for the payment of annual incentive bonus awards to participants if, and only to the extent that performance goals established by the Compensation Committee are met. Although the Bonus Plan is designed to mitigate the negative impact of Section 162(m) of the Code on shareholders, nothing contained in the Bonus Plan shall prevent the Company or any affiliate from adopting or continuing in effect other compensation arrangements and such arrangements may be either generally applicable or applicable only in specific cases.

  The goals established by the Compensation Committee can be expressed in terms of one or more pre-set financial, customer satisfaction and employee development performance targets as they relate to an individual, the Company as a whole or to the business unit for which a particular executive officer is responsible. Financial targets will be based on factors that measure enhanced shareholder value such as annual revenues, EBITDA, EBIT, monthly recurring revenues and new sales. Customer satisfaction will be based on quantifiable quality measurements relative to the Company's competitors as well as customer surveys measuring overall levels of customer satisfaction. Employee development will be derived from surveys that measure management performance such as leadership and communications, teamwork, fostering a dynamic and stimulating work environment, encouraging employee creativity and initiative, attracting, training and developing employees and responding to problems including identification of poor performers. The goals can include standards for minimum attainment, target attainment and maximum attainment. The goals established by the Compensation Committee can be (but need not be) different each year and different goals may be applicable to different participants. The goals with respect to a particular plan year will be established not later than the latest date permissible under Section 162(m). Any such goals shall
(i) be determined in accordance with the Company's audited financial statements and generally accepted accounting principals and reported upon by the Company's independent accountants, or (ii) be based upon a standard under which a third party with knowledge of the relevant facts could determine whether the goal is met.

  A participant's target incentive bonus for each plan year will generally be expressed either as a dollar amount or as a percentage of such participant's base salary for such year. The actual amount of bonus payable under the Bonus Plan will generally be expressed either as a dollar amount or as a percentage of such participant's base salary for such year. The actual amount of bonus payable under the Bonus Plan will generally be expressed as a percentage of the participant's target bonus, which percentage will vary depending upon the extent to which the performance goals have been attained. However, the bonus earned by any participant in respect of any plan year (prior to giving effect to any deferral election discussed below) shall not exceed the lesser of (i) 300% of the participant's annual base salary as in effect on the first day of such plan year and (ii) $1,500,000. Except as otherwise set forth in the Bonus Plan, before any awards under the Bonus Plan for a particular year can be paid to Covered Employees, the Compensation Committee must certify the extent to which performance goals and any other material terms were satisfied.

  Participants will be paid their annual incentive bonus in cash. The Company may give each participant the right, in accordance with rules and regulations to be established by the Compensation Committee, to elect to defer the receipt of any or all of such participant's bonus under the Bonus Plan in respect of any plan year.

  If approved by shareholders, the Bonus Plan shall first be effective with respect to the 1997 plan year.

  No award may be granted under the Bonus Plan with respect to any fiscal year after plan year 2000. Awards made with respect to plan year 2000 or prior years, however, may extend beyond 2000 and the provisions of the Bonus Plan will continue to apply thereto.

  The Board can from time to time amend, suspend or discontinue the Bonus Plan; provided, however, that no amendment which requires shareholder approval in order for the Bonus Plan to continue to comply with Code Section 162(m) will be effective unless it receives the requisite shareholder approval. In addition, the Compensation Committee can make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

  Inasmuch as performance goal criteria and bonus awards have not yet been set and may vary from year to year and from participant to participant, benefits under the Bonus Plan are not yet determinable.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE C-TEC CORPORATION 1996 BONUS PLAN.

                                  PROPOSAL 5

                     RATIFICATION OF INDEPENDENT AUDITORS

  The Company is asking the shareholders to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1996.

  If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board of Directors. Notwithstanding the shareholders' ratification of the selection of the independent auditors, the Board reserves the right to select other independent auditors at its discretion.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1996, requires the affirmative vote of a majority of the holders of C-TEC Common Stock and C-TEC Class B Stock voting together as a single class.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND L.L.P. TO SERVE AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

  A copy of the Company's Form 10-K containing the Consolidated Financial Statements of the Company, including the report thereon dated February 26, 1996, of Coopers & Lybrand L.L.P., independent accountants, accompanies this Proxy Statement.

  Upon the written request of any person who on September 16, 1996, was a record owner of C-TEC Common Stock or C-TEC Class B Stock, or who represents in good faith that he was on such date a beneficial owner of such Stock entitled to vote at the Annual Meeting, the Company will furnish without charge a copy of the Company's 1995 annual report on Form 10-K, including the financial statements, schedules, and exhibits, filed with the Securities and Exchange Commission. Written requests for the Report should be directed to: Investor Relations Department, C-TEC Corporation, 105 Carnegie Center, Princeton, New Jersey 08540, Attn: Valerie Haertel, Director of Investor Relations.

SOLICITATION OF PROXIES

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Company, personally or by telephone, telecopy or telegraph, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

  It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

SHAREHOLDERS' PROPOSALS

  Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy statement and proxy of the Company relating to the 1997 Annual Meeting of Shareholders must submit such proposal in writing to the Company by February 15, 1997. Such proposals should be hand delivered or mailed, return receipt requested, to the Secretary of the Company.

                                         By order of the Board of Directors.


                                  LOGO
                                         Raymond B. Ostroski,
                                          Executive Vice President,
                                          General Counsel and
                                          Corporate Secretary

Dated: October 11, 1996

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